Exhibit 99.1
1450 Infinite Drive
Louisville, CO 80027
Tel: (303) 996-5500
Fax: (303) 996-5599
www.replidyne.com
REPLIDYNE ANNOUNCES THIRD QUARTER RESULTS
Louisville, CO, October 26, 2006 — Replidyne, Inc. (Nasdaq: RDYN) announced today its financial results for the third quarter and nine months ended September 30, 2006.
For the third quarter ended September 30, 2006, Replidyne reported a net loss of $5.7 million compared to a net loss of $8.1 million for the third quarter of 2005. For the nine month period ended September 30, 2006, the Company reported a net loss of $19.6 million compared to $20.6 million for the corresponding nine month period of 2005. Reduced losses in the 2006 periods compared to the 2005 comparative periods reflect the positive impact of license and contract revenue totaling $3.7 million and $10.6 million generated in each of the third quarter and nine month period of 2006, respectively, under Replidyne’s collaboration and commercialization agreement with Forest Laboratories (Forest) entered into in February 2006.
At September 30, 2006, Replidyne had cash, cash equivalents and short-term investments totaling $134.3 million.
On October 23, 2006, Replidyne and Forest announced that the FDA issued a non-approvable letter for faropenem medoxomil (faropenem), recommending further clinical studies for all adult indications included in its submission. In its letter, the FDA did not raise any safety concerns for faropenem, but indicated that for respiratory indications of acute bacterial sinusitis and acute exacerbations of chronic bronchitis, superiority studies may be required and further microbiologic evaluation may be needed. Historically the FDA has not required superiority design studies for the approval of antibiotics, but Replidyne believes that recent public FDA deliberations over the need for placebo-controlled studies for antibiotics may have been a factor in its decision. Replidyne and Forest will discuss further clinical plans with the FDA, including the number and design of trials needed for each indication.
“Replidyne is in a strong financial position and we are moving forward with an experienced management team and an invested partner,” said Kenneth J. Collins, Replidyne’s President and Chief Executive Officer. “Although we are disappointed with the FDA’s decision, faropenem has been tested in over 5000 patients and we remain confident in its potential safety, efficacy, and tolerability benefits as a new antibiotic treatment option for patients.”
Operations Review
Revenue for the third quarter of 2006 was $3.7 million compared to $0.2 million in the third quarter of 2005. Revenue recognized in the third quarter of 2006 includes $1.1 million of license revenue representing the quarterly portion of the upfront and milestone payments received under the collaboration and commercialization agreement entered into with Forest in February 2006 and $2.6 million in contract revenue for funded activity under the agreement with Forest. The upfront and initial milestone payments received from Forest are being recognized as revenue on a straight line basis over 13.5 years in accordance with the Company’s revenue recognition policy.
Research and development expenses in the third quarter of 2006 were $7.2 million compared to $7.1 million in the corresponding quarter of 2005. Research and development expenses in 2006 include investments in the ongoing placebo-controlled Phase III clinical trial of faropenem among patients with acute exacerbation of chronic bronchitis and the Phase II clinical trial of the oral liquid formulation of faropenem among pediatric patients with acute otitis media. In addition, costs were incurred to support the initial clinical trials of REP8839, and preclinical activities targeted to Replidyne’s discovery research programs including C. difficile and inhibition of DNA replication.
Sales, general and administrative expense for the third quarter of 2006 were $3.9 million compared to $1.2 million in the third quarter of 2005. The increase in these expenses in the 2006 quarter reflects additional personnel related costs to support the Company’s growth, obligations associated with being a public company and marketing studies for faropenem and REP8839.

Interest and other income, net in the third quarter of 2006 was $1.6 million compared to $27 thousand in the third quarter of 2005. The increase in 2006 other income reflected higher cash and short-term investment balances available for investment in 2006.
Replidyne recorded dividends due to preferred stockholders of $0.1 million for the third quarter of 2006 compared to $2.0 million in the third quarter of 2005. All outstanding preferred stock and accumulated dividends were converted into common stock upon closing of the initial public offering on July 3, 2006 and, hence, no preferred stock or accrued dividends were outstanding at September 30, 2006.
Replidyne reported a net loss for the third quarter of 2006 of $5.7 million or, after giving effect to the conversion of all preferred stock and accumulated dividends into common stock at the beginning of the period, a pro forma net loss of $0.22 per share. This result compared to a net loss of $8.1 million in the third quarter of 2005. For the third quarter of 2006, Replidyne reported a net loss attributable to common stockholders of $5.8 million, or $0.23 per common share, compared to a net loss of $10.0 million, or $9.47 per common share, for the third quarter of 2005. Net loss attributable to common stockholders for the third quarter of 2006 included preferred stock dividends and accretion of $0.1 million that accrued through the closing of its initial public offering on July 3, 2006.
For the nine month period ended September 30, 2006, the Company reported a net loss of $19.6 million and, on a pro forma basis after giving effect to the conversion of all preferred stock and accumulated dividends into common stock at the beginning of the period, net loss was $0.88 per share compared to a net loss of $20.6 million for the 2005 period. For the nine month period of 2006 the net loss attributable to common stockholders, including preferred stock dividends and accretion of $5.4 million, was $25.0 million, or $2.59 per common share, compared to a net loss of $25.1 million, or $26.19 per common share, for the corresponding nine month period of 2005.
About Replidyne, Inc.
Replidyne is a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing innovative anti-infective products. Replidyne’s lead product, faropenem, is a novel oral, community antibiotic that is expected to be appropriate for use as a first-line antibiotic for treatment of respiratory and skin infections in adult and pediatric patients. The Company has entered into a partnership agreement with Forest for the development and commercialization of faropenem in the US. In October 2006, the FDA issued a non-approvable letter for faropenem. Replidyne and Forest intend to consult with the FDA regarding the further development of faropenem. An IND for Replidyne’s second drug candidate, REP8839, was submitted to the FDA in May 2006. REP8839 is a topical anti-infective product being developed for treatment of skin and wound infections, and the prevention of S. aureus infections, including MRSA infections, in hospital settings. Replidyne is also pursuing the development of other novel anti-infective products based on its in-house discovery research.
Safe Harbor
This press release contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements about Replidyne, Inc. that involve significant risks and uncertainties. Actual results could differ materially from those discussed due to a number of factors including, the success and timing of pre-clinical studies and clinical trials; the Company’s ability to obtain and maintain regulatory approval of product candidates and the labeling under any approval that may be obtained; plans to develop and commercialize product candidates; the loss of key scientific or management personnel; the size and growth of the potential markets for the Company’s product candidates and the Company’s ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of Company estimates regarding expenses, future revenues and capital requirements; the Company’s ability to obtain and maintain intellectual property protection for our product candidates; the successful development of the Company’s sales and marketing capabilities; the success of competing drugs that are or become available; and the performance of third party manufacturers. These and additional risks and uncertainties are described more fully in the Company’s Form S-1 filed with the SEC. Copies of filings made with the SEC are available through the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in the press release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements in the document.
Contact Information:
Sabrina Oei
Director, Investor and Public Relations
(303) 996 5535

REPLIDYNE, INC.
CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$25,193	$4,353
Short-term investments	109,139	55,067
Receivable from Forest Laboratories	2,568	—
Notes receivable from officers	—	375
Prepaid expenses and other current assets	2,820	275

Total current assets	139,720	60,070
Property and equipment, net	2,900	3,248
Other assets	86	261

Total assets	$142,706	$63,579

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$5,206	$9,154
Current portion of deferred revenue	4,444	—
Current portion of long-term debt, net of discount	—	161

Total current liabilities	9,650	9,315
Deferred revenue, net of current portion	52,744	—
Other long-term liabilities	62	81

Total liabilities	62,456	9,396

Commitments and contingencies
Preferred stock	—	136,815

Stockholders’ equity (deficit):
Common stock	27	2
Treasury stock	(2)	(2)
Deferred stock-based compensation	—	(4)
Additional paid-in capital	187,583	—
Accumulated other comprehensive income	5	479
Accumulated deficit	(107,363)	(83,107)

Total stockholders’ equity (deficit)	80,250	(82,632)

Total liabilities, preferred stock and stockholders’ equity (deficit)	$142,706	$63,579

REPLIDYNE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue	$3,679	$174	$10,601	$441

Costs and expenses:
Research and development	7,177	7,107	25,287	18,184
Sales, general and administrative	3,864	1,156	8,676	3,064

Total costs and expenses	11,041	8,263	33,963	21,248

Loss from operations	(7,362)	(8,089)	(23,362)	(20,807)

Interest and other income, net	1,640	27	3,730	217

Net loss	(5,722)	(8,062)	(19,632)	(20,590)

Preferred stock dividends and accretion	(85)	(1,959)	(5,391)	(4,541)

Net loss attributable to common stockholders	$(5,807)	$(10,021)	$(25,023)	$(25,131)

Net loss attributable to common stockholders per share — basic and diluted	$(0.23)	$(9.47)	$(2.59)	$(26.19)

Weighted average shares outstanding — basic and diluted	25,747,889	1,058,038	9,658,949	959,641

Pro forma net loss attributable to common stockholders per share — basic and diluted	$(0.22)		$(0.88)

Pro forma weighted average shares outstanding — basic and diluted	26,171,068		22,447,230

     The pro forma basic and diluted net loss per share calculations assume the conversion of the Series A, B, C and D preferred stock and related dividends into shares of common stock at the beginning of the period or at the date of issuance if later.

	Three Months Ended		Nine Months Ended
(in thousands, except share and per share amounts)	September 30,		September 30,
	2006	2005	2006	2005
	(Unaudited)
Historical
Numerator:
Net loss attributable to common stockholders	$(5,807)	$(10,021)	$(25,023)	$(25,131)
Denominator:
Weighted average common shares outstanding	25,748	1,058	9,659	960

Net loss attributable to common stockholders per share — basic and diluted	$(0.23)	$(9.47)	$(2.59)	$(26.19)

Unaudited Pro Forma
Numerator:
Net loss attributable to common stockholders used above	$(5,807)		$(25,023)
Pro forma adjustment to eliminate dividends and accretion on preferred stock	85		5,391

Pro forma net loss attributable to common stockholders	$(5,722)		$(19,632)

Denominator:
Shares used above	25,748		9,659
Pro forma adjustment to reflect weighted average effect of assumed conversion of Series A, B, C and D preferred stock and accrued dividends payable in common stock	423		12,788

Shares used to compute pro forma basic and diluted net loss attributable to common stockholders	26,171		22,447

Pro forma net loss attributable to common stockholders per share — basic and diluted	$(0.22)		$(0.88)